GENERAL TERMS AGREEMENT


                                     between


                               THE BOEING COMPANY


                                       and


                              LEONARD/S METAL, INC,


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                             GENERAL TERMS AGREEMENT
                                TABLE OF CONTENTS



CLAUSE          TITLE                                                     PAGE

1.0             DEFINITIONS                                                2

2.0             ISSUANCE OF PURCHASE ORDERS
                AND APPLICABLE TERMS                                       5

2.1             Issuance of Purchase Orders                                5

2.2             Acceptance of Purchase Orders                              5

2.3             Written Authorization to Proceed                           6

2.4             Formation of Contract                                      6

2.5             Rejection of Purchase Orders                               6

3.0             TITLE AND RISK OF LOSS                                     6

4.0             DELIVERY                                                   6

4.1             Requirements                                               6

4.2             Delay                                                      7

5.0             ON-SITE REVIEW AND RESIDENT                                7
                REPRESENTATIVES

5.1             Review                                                     7

5.2             Resident Representatives                                   7

6.0             INVOICE AND PAYMENT                                        8

7.0             PACKING AND SHIPPING                                       8

8.0             QUALITY CONTROL, INSPECTION
                REJECTION AND ACCEPTANCE                                   8

8.1             Controlling Document                                       8

8.2             Inspection and Rejection                                   9

8.3             Sale of Spare Parts to Third Parties                      10

8.4             Right of Entry                                            10

8.5             Certification                                             10

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8.6             Federal Aviation Administration or
                Equivalent Government Agency Inspection                   10

8.7             Retention of Records                                      11

8.8             Source Inspection                                         11

9.0             EXAMINATION OF RECORDS                                    11

10.0            CHANGES                                                   12

10.1            General                                                   12

10.2            Obsolescence                                              13

10.3            Model Mix                                                 13

11.0            PRODUCT ASSURANCE                                         13

12.0            TERMINATION/CANCELLATION                                  13

12.1            Termination-Convenience                                   13

12.2            Cancellation-Default                                      14

12.3            Excusable Delay                                           14

12.4            Other                                                     14

12.4            Seller Termination                                        14

13.0            RESPONSIBILITY FOR PROPERTY                               15

14.0            LIMITATION OF SELLER'S RIGHT TO
                ENCUMBER ASSETS                                           15

15.0            PROPRIETARY INFORMATION AND ITEMS                         15

16.0            COMPLIANCE WITH LAWS                                      17

17.0            INFRINGEMENT                                              18

18.0            BUYER'S RIGHTS IN SELLER'S INVENTIONS                     19

19.0            BUYER'S RIGHTS IN SELLER'S WORK PRODUCT                   19

20.0            BUYER'S RIGHTS IN SELLER'S, PATENTS
                COPYRIGHTS, TRADE SECRETS AND TOOLING                     20

21.0            NOTICES                                                   22

21.1            Addresses                                                 22

21.2            Effective Date                                            22


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21.3            Approval or Consent                                       22

21.3            Approval or Consent                                       22

22.0            PUBLICITY                                                 22

23.0            FACILITIES                                                23

24.0            SUBCONTRACTING                                            23

25.0            NOTICE OF LABOR DISPUTES                                  23

26.0            ASSIGNMENT                                                24

27.0            RELIANCE                                                  24

28.0            NON-WAIVER                                                24

29.0            HEADINGS                                                  25

30.0            PARTIAL INVALIDITY                                        25

31.0            APPLICABLE LAW                                            25

32.0            AMENDMENT                                                 25

33.0            LIMITATION                                                25

34.0            TAXES                                                     26

34.1            Inclusion of Taxes in Price                               26

34.2            Litigation                                                26

34.3            Rebates                                                   26

34.2            Litigation                                                26

34.3            Rebates                                                   26

34.4            Payment of Taxes on Tooling                               26

35.0            FOREIGN PROCUREMENT OFFSET                                26

36.0            ENTIRE AGREEMENT/ORDER OF PRECEDENCE                      27

36.1            Entire Agreement                                          27

36.2            Incorporated By Reference                                 27

36.3            Order of Precedence                                       27

36.4            Disclaimer                                                28


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                                    REVISION

REV
SYM         SCRIPTION                                 DATE             APPROVAL

1        INCORPORATE NEW CONTRACT LANGUAGE         09-15-92
         L-71 (03-13-91 REV C OF PRO FORMA)
         TO EXISTING CONTRACT LANGUAGE
         -NOTE-EXCEPTIONS TO PREVIOUS
         CONTRACT INCORPORATED INTO NEW
         REVISION FOR LEONARD'S

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                             GENERAL TERMS AGREEMENT

                                   RELATING TO

                              BOEING MODEL AIRCRAFT


         THIS GENERAL TERMS AGREEMENT ("Agreement") is entered into as of August 30, 1990 and amended as of September 15, 1992, by Leonard's Metal, Inc, a Missouri corporation, with its principal office in St. Charles, Missouri, ("Seller"), and Boeing Commercial Airplane Group, a Division of The Boeing company, a Delaware corporation with its principal office in Seattle, Washington ("Buyer"),

                                    RECITALS

A.       Buyer is currently producing commercial aircraft.

B. Seller manufactures and sells certain goods and services for use in the production and support of commercial aircraft.

C.       Seller  desires  to sell and  Buyer  desires  to  purchase  certain  of
         Seller's   goods  and  services  for  the  production  and  support  of commercial aircraft,

D. Seller and Buyer desire to enter into an agreement for the sale by Seller and purchase by Buyer of Products as defined herein.


Now therefore, in consideration of the mutual covenants set forth herein, the parties agree as follows:

                                   AGREEMENTS


1.0      DEFINITIONS

         The definitions set forth below shall apply to the following terms as they are used in any order issued pursuant to this General Terms Agreement.

         (a) The term "Product" shall mean (a) goods purchased and described on any purchase order except for Rotating Use Tools and (b) services purchased and described on any purchase order.

         (b) The term "FAR" shall mean the Federal Acquisition Regulations in effect on the date of this Agreement.

         (c) The term "FAA" shall mean the United States Federal Aviation Administration or any successor agency of the Federal Aviation Administration.

         (d) The term "Computer-Aided design" (CAD) shall mean (1) any computer system or program that supports the design process or,
               (2) the use of computers to assist engineering design in developing, producing, and evaluating design, data, and drawings.

         (e) The term "Computer-Aided Manufacturing" (CAM) shall mean the use of computers and computer data in the development of a Product, including fabrication, assembly, and installation.

         (f) The term "Computer-Aided Design/Computer-Aided Manufacturing" (CAD/CAM) shall mean engineering/Manufacturing applications released as datasets in a digital format and provided by the Buyer to the Seller to be utilized in the Manufacturing process,

         (g) The term "Dataset" means any compilation of data or information (including, without limitation, numerical data, geometric definitions, program instructions or coded information) which may be used directly in, integrated with or applied to, a computer program for further processing. A Dataset may be a composite of two or more other Datasets or an extract of a larger Dataset.

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         (h)   The term "Drawing" shall mean an automated or manual depiction of
               graphics  or  technical   information   representing   a  Product
               including parts list and specifications relating thereto.

         (i) Words importing the singular number shall also include the plural number and vice versa.

         (j) The term "Tooling" shall mean all tooling, as defined in Boeing Document M31-24, "Boeing Suppliers Tooling Manual," described on any purchase order, including but not limited to Boeing-Use Tooling, Supplier-Use Tooling and Common-Use Tooling as defined in Boeing Document D6-49004, "Operations General Requirements for Suppliers," and Rotating-Use Tooling as defined in Boeing Document M31-13, "Accountability of Inplant/Outplant Special
               (Contract) Tools." For purposes of this Agreement, in the documents named in this subparagraph, the term "Supplier Use Tooling" shall be changed to Seller Use Tooling and the term "Boeing Use Tooling" shall be changed to Buyer Use Tooling.

         (k) The term "Shipset" shall mean the total quantity of a given part number necessary for installation on one airplane.

         (1) The term "Derivative" shall mean any model airplane developed from the existing Model airplane which has a new model designation and which satisfies all of the following criteria:

               (1) has the same number of engines as the existing Model airplane;

               (2) utilizes essentially the same aerodynamic and propulsion design, major assembly components, and systems and the existing Model airplane and

               (3) achieves other payload/range combinations by changes in body length, engine thrust, or variations in certified gross weight.

         (m) The term "End Item Assembly" shall mean any Product which is described by a single part number and which is comprised of more than one component part.

         (n) The term "Spare" shall mean any Product, regardless of whether the product is an End Item Assembly or a Purchased on Assembly Production Detail part, which is to be used other than in the initial production of the airplane.

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         (o)   The term  "Purchased  on Assembly  Production  Detail Part (POA)"
               shall mean a component part of an End Item Assembly.

         (p) "Material Representative" shall mean the employee and his/her management designated as such by Buyer from time to time, or in the absence of such designation, Buyer's employee and his/her management primarily responsible for dealing with Seller in connection with administration of an applicable Order.

2.0      ISSUANCE OF PURCHASE ORDERS AND APPLICABLE TERMS

         2.1      Issuance of Purchase Orders

         Buyer may issue purchase orders to Seller from time to time. Each purchase order shall contain a description of the Products ordered, a reference to the applicable specifications and drawings, the quantities and prices, the delivery schedule, the terms and place of delivery, any special conditions and the following notation:

         "This Order is subject to and incorporates by this reference the General Terms Agreement PLR-1289 between The Boeing Company and Leonard's Metal, Inc. dated August 30, 1990."

         Each purchase order bearing such notation shall be governed by and be deemed to include the provisions of this Agreement. Purchase Order Terms and Conditions, Form Dl-4100-4045, Rev. 4/83, as revised from time to time, does not apply to such purchase orders.


         2.2      Acceptance of Purchase Orders

         Each purchase order is Buyer's offer to Seller and acceptance is strictly limited to its terms. Buyer will not be bound by and specifically objects to any term or condition which is different from or in addition to the provisions of the purchase order, whether or not such term or condition will materially alter the purchase order. Seller's commencement of performance or acceptance of the purchase order in any manner shall conclusively evidence Seller's acceptance of the purchase order as written. Buyer may revoke any purchase order prior to the earlier of Buyer's receipt of Seller's written acceptance or Seller's commencement of performance.

        2.3      Written Authorization to Proceed

         Buyer may give written authorization to Seller to commence performance before Buyer issues a purchase order. If Buyer in its written authorization specifies that a purchase order will be issued, Buyer and Seller shall proceed as if a purchase order had been issued. This Agreement, the applicable Special Business Provisions and the terms stated in the written authorization shall be deemed to be a part of Buyer's offer and the parties shall promptly agree on any open purchase order terms. If Buyer does not specify in its written authorization that a purchase order shall be issued, Buyer's obligation is strictly limited to the terms of the written authorization.

         If Seller commences performance (a) before a purchase order is issued or (b) without receiving Buyer's prior written authorization to proceed, such performance shall be at Seller's expense.

         2.4      Formation of Contract

         Each purchase order accepted by Seller is a contract between Buyer and Seller and shall be referred to herein as an "Order."

         2.5      Rejection of Purchase Order

         Any rejection by Seller of a purchase order shall specify the reasons for rejection and any changes or additions that would make the purchase order acceptable to Seller; provided, however, that Seller may not reject any purchase order for reasons inconsistent with the provisions of this Agreement or the applicable Special Business Provisions.

3.0      TITLE AND RISK OF LOSS

         Title to and risk of any loss of or damage to the Products shall pass from Seller to Buyer at the F.O.B. point specified in the applicable Order, except for loss or damage thereto resulting from Seller's fault or negligence. Passage of title on delivery does not constitute Buyer's acceptance of Products.

4.0      DELIVERY

         4.1      Requirements

         Deliveries shall be strictly in accordance with the quantities, the schedule and other requirements specified in the applicable Order. Seller may not make early deliveries without Buyer's prior written authorization.

4.2      Delay

         Seller shall notify Buyer immediately, of any circumstances that may cause a delay in delivery, stating the estimated period of delay and the reasons therefore. If requested by Buyer, Seller shall use additional effort, including premium effort, and shall ship via air or other expedited routing to avoid or minimize delay to the maximum extent possible. All additional costs resulting from such premium effort or premium transportation shall be borne by Seller except when
         (i) such additional costs result from delays caused by an act or omission of Buyer, or (ii) such additional costs result from a delay that is an "excusable delay." For purposes of this clause and this clause only, "excusable delay" means a delay which arises from causes beyond the control and without the fault or negligence of the Seller. Examples of such causes include (i) acts of God or of the public enemy,
         (ii) acts of the Government in either its sovereign or contractual capacity, (iii) fires, (iv) floods, (v) epidemics, (vi) quarantine restrictions, (vii) strikes, (viii) freight embargoes and (ix) unusually severe weather. Nothing herein may be construed to prejudice any of the rights or remedies provided to Buyer in the applicable Order or by law.

5.0      ON-SITE REVIEW AND RESIDENT REPRESENTATIVES

         5.1      Review

         At Buyer's request, Seller shall provide at Buyer's facility, or at a place designated by Buyer, a review explaining the status of the Order, actions taken or planned to be taken relating to the Order and any other relevant information. Nothing herein may be construed as a waiver of Buyer's rights to proceed against Seller because of any delinquency.

         5.2      Resident Representatives

         Buyer may in its discretion and for such periods as it deems necessary assign at its expense, resident personnel at Seller's facilities in addition to the resident Quality Control personnel provided for in
         Section 8.4, "Right of Entry." The resident team will function under the guidance of Buyer's manager who will provide program coordination within the scope of the work authorized by the Order. The resident team will provide communication and coordination to ensure timely performance of the Order. Buyer's resident team shall be allowed access to all work areas, Order status reports and management review necessary to assure timely coordination and conformance with the requirements of each Order. Seller, however,remains fully responsible for performing in accordance with each order except where (i) Seller has given Buyer written notice that Seller objects to a particular requirement and states the specific reasons for such objection, and (ii) Buyer, in its sole discretion, determines that the objection is valid, and not withstanding such validity, requests Seller to go forward with the requirement. If the Product fails to conform to the Order for the reasons stated in the Seller's written objection, Seller shall not be in default under the terms of this Agreement as a result of such failure.

6.0      INVOICE AND PAYMENT

         Unless otherwise provided in the applicable Order, a separate invoice in duplicate shall be issued for each shipment of Products and no invoice shall be issued prior to shipment of the Products. Payment shall be in accordance with the Section identified as "Payment," of the Special Business Provisions.

7.0      PACKING AND SHIPPING

         Seller shall (a) prepare for shipment and suitably pack all Products to prevent damage or deterioration, (b) secure lowest transportation rates, (c) comply with the appropriate carrier tariff for the mode of transportation specified by Buyer and (d) comply with any special instructions stated in the applicable Order.

         Buyer shall pay no charges for preparation, packing, crating or cartage unless stated in the applicable Order. All shipments forwarded on one day via one route must be consolidated. Each container must be consecutively numbered and marked with the applicable Order and part numbers. Container and Order numbers must be indicated on the applicable Bill of Lading. Two copies of the packing sheets, showing the applicable Order numbers, must be attached to the No. 1 container of each shipment. Products sold F.O.B. place of shipment must be forwarded collect. Seller may not make any declaration concerning the value of the Products shipped, except on Products where the tariff rating or rate depends on the released or declared value, and in such event the value shall be released or declared at the maximum value for the lowest tariff rating or rate.

8.0      QUALITY CONTROL, INSPECTION, REJECTION, & ACCEPTANCE

         8.1      Controlling Document

         The controlling Quality Control Document for orders under this contract shall be identified on the individual purchase orders. Said orders shall identify the document in accordance with one of the following:

         8.1.1 All work performed under this Order shall be in accordance with Document Dl-8000A, "Quality Control Requirements for Boeing Suppliers," Revision F as said Document may be amended from time to time; or

         8.l.2   All work performed under this Order shall be in accordance with
         Document D1-9000, "Advance Quality System for Boeing Suppliers," as said Document may be amended from time to time.

         NOTE: In the event that Buyer fails to identify the controlling document on the Order then Section 8.1,2, as outlined above, shall govern the order.

         8.2      Inspection and Rejection

         Products shall be subject to final inspection and acceptance by Buyer at destination, notwithstanding any payment or prior inspection. Buyer may reject any or all of the Products which do not strictly conform to the requirements of the applicable Order. Buyer shall by notice, rejection tag or other communication notify Seller of such rejection. At Seller's risk and expense, all such Products will be returned to Seller for immediate repair, replacement or other correction and redelivery to Buyer; provided, however, that with respect to any or all of such Products and at Buyer's election and at Seller's risk and expense, Buyer may: (a) hold, retain or return such Products without permitting any repair, replacement or other correction by Seller; (b) hold or retain such Products for repair by Seller or, at Buyer's election, for repair by Buyer with such assistance from Seller as Buyer may require; (c) hold such Products until Seller has delivered conforming replacements for such Products; (d) hold such Products until conforming replacements are obtained from a third party; or (e) return such Products with instructions to Seller as to whether the Products shall be repaired or replaced and as to the manner of redelivery. All repair, replacement and other corrections and redelivery shall be completed within such time as Buyer may require. All costs and expenses, loss of value and any other damages incurred as a result of or in connection with nonconformance and repair, replacement or other correction may be recovered from Seller by an equitable price reduction, set-off or credit against any amounts that may be owed to Seller under the applicable Order or otherwise. Buyer may revoke its acceptance of any Products and have the same rights with regard to the Products involved as if it had originally rejected them.


         8.3      Sale to Third Parties

         All Products shall be considered as Buyer-designed Products and may only be sold to third parties by Buyer. Seller shall respond to any inquiry concerning the purchase of Products received from such a third party by directing such inquiry to Buyer and informing Buyer of such inquiry.

         8.4      Right of Entry

         Buyer's authorized representatives may enter Seller's plant at all reasonable times to conduct preliminary inspections and tests of the Products and work-in-process. Seller shall include in its subcontracts issued in connection with an Order a like provision giving Buyer the right to enter the plants of Seller's subcontractors. Buyer may assign representatives at Seller's plant on a full-time basis. Seller shall furnish, free of charge, all office space, secretarial service and other facilities and assistance reasonably required by Buyer's representatives at Seller's plant.

         8.5      Certification

         A certification that materials and/or finished Products have been controlled and tested in accordance with and will meet specified Order requirements and applicable specifications and that records are on file subject to Buyer's examination shall be included on or with the packing sheet accompanying shipments.

         In the case of Spares, the drawing or specification revision level will be noted on the packing sheet. The packing sheet shall note if Buyer has provided materials. Copies of manufacturing planning, test and inspection results or certifications shall be furnished to Buyer on its request.


         8.6  Federal   Aviation   Administration   or   Equivalent   Government
         Agency-Inspection

         Representatives of Boeing or the FAA may inspect and evaluate Seller's plant including, but not limited to, Seller's facilities, systems, data, equipment, personnel, testing, and all work-in-process and completed Products manufactured for installation on Boeing Commercial Airplanes. The Seller's costs for such inspection and evaluation are included in the Order price.

 GENERAL TERMS AGREEMENT

         8.7      Retention of Records

         Quality Control records shall be maintained on file and available to Buyer's authorized representatives. Seller shall retain such records for a period of not less than seven years from the date of final payment under the applicable Order. Prior to disposal of any such records, Buyer shall be notified and Seller shall transfer such records as Buyer may direct.

         8.8      Source Inspection

         If an Order contains a notation that 100% Source Inspection" is required, the Products shall not be packed for shipment until they have been submitted to Buyer's quality Control representative for inspection said inspection and approval shall not be unreasonably withheld or delayed. Both the packing list and Seller's invoice must reflect evidence of this inspection.

         9.0      EXAMINATION OF RECORDS

         Seller shall maintain complete and accurate records showing the sales volume of all Products. Such records shall support all services performed, allowances claimed and costs incurred by Seller in the performance of each Order, including but not limited to those factors which comprise or affect direct labor hours, direct labor rates, material costs, burden rates and subcontracts, Such records and other data shall be capable of verification through audit and analysis by
         Buyer and be available to Buyer at Seller's facility for Buyer's examination and audit at all reasonable times from the date of the applicable Order until three (3) years after final payment under such Order. Seller shall provide assistance to interpret such data if required by Buyer. Such examination shall provide Buyer with complete information regarding Seller's performance for use in price negotiations with Seller relating to existing or future orders for Products (including but not limited to negotiation of equitable adjustments for changes and termination/obsolescence claims pursuant to
         Section 10.0, "Changes." Buyer shall treat such information as confidential.

10.0     CHANGES

         10.1     General

         Buyer's Materiel Representative may at any time by written change order make changes within the general scope of an Order in any one or more of the following: (a) drawings, designs, or specifications; (b) shipping or packing; (c) place of inspection, delivery or acceptance; (d) adjustments in quantities and delivery schedules, or both; and (e) the amount of Buyer-Furnished Material. Seller shall proceed immediately to perform the Order as changed. If any such change causes an increase or decrease in the cost of or the time required for the performance of any part of the work, whether changed or not changed by the change order, an equitable adjustment shall be made in the price of or the delivery schedule for those Products affected, and the applicable Order shall be modified in writing accordingly. Any claim by Seller for adjustment under this Section 10.0 must be received by Buyer in writing within one hundred eighty (180) days from the date of receipt by Seller of the written change order or engineering drawing requirement, whichever is later, or within such further time as the parties may agree in writing or such claim shall be deemed waived. Nothing in this Section shall excuse Seller from proceeding with an Order as changed, including failure of the parties to agree on any adjustment to be made under this Section.

         If Seller considers that the conduct of any of Buyer's employees has constituted a change hereunder, Seller shall immediately notify Buyer in writing as to the nature of such conduct and its effect on Seller's performance. Pending direction from Buyer's Materiel Representative, Seller shall take no action to implement any such change.

         10.2     Obsolescence

         Claims for obsolete or surplus material and work-in-process created by change orders issued pursuant to this Section shall be subject to the procedures set forth in Section 12.1, "Termination-Convenience," except that Seller may not submit a claim for obsolete or surplus material resulting from the issuance of one or more change orders unless and until the aggregate value of all such claims of Seller equal or exceed Two Thousand Five Hundred Dollars ($2,500), whereupon the entire amount of such unpaid claim or claims shall become due and payable under this Agreement. Payment for obsolete or surplus materials shall be made by check deposited as first class mail in the United States Postal Service to the address designated by Seller in Section 21.1, "Addresses." Payment will be made on the tenth (loth) day of the month following the month of the obsolescence claim settlement.

         10.3     Model Mix

         In the event any Derivative aircraft(s) is introduced by Buyer, Buyer may (but is not obligated to) direct Seller within the scope of the applicable Order and in accordance with the provisions of Section 10.0, "Changes," to supply Buyer's requirements for Products for such Derivative aircraft(s) which correspond to those Products being produced under the applicable Order.

11.0     PRODUCT ASSURANCE

         Buyer's acceptance of any Product does not alter or affect the obligations of Seller or the rights of Buyer and its customers under the document referenced in the Section identified as "Product Assurance," in the Special Business Provisions or as provided by law.


12.0     TERMINATION/CANCELLATION

         12.1  Termination-Convenience

         Buyer may terminate an Order in whole or in part for convenience in accordance with the provisions of FAR 52.249-2, and such clause is incorporated herein by this reference subject to the following modifications. In FAR 52.249-2 "Government" and "Contracting Officer" shall mean Buyer, "Contractor" shall mean Seller and "this Contract" and "the Contract" shall mean such Order. All references to one year in paragraph (d) of such clause are changed to six (6) months, and all references to a "Disputes" clause are deleted. Any termination settlement proposal submitted by Seller shall be limited to work covered by such Order.

         12.2     Cancellation - Default

         Buyer may cancel the whole or any part of an Order for default in accordance with the provisions of FAR 52.249-8, which is incorporated herein by this reference subject to the following modifications. In FAR 52.249-8 "Government" and "Contracting Officer," except in paragraph
         (c), shall mean Buyer, "Contractor" shall mean Seller, "this Contract" and "the Contract" shall mean such Order, and all references to a "Disputes" clause are deleted. If the parties fail to agree pursuant to paragraph (f) of FAR 52.249-8 on the amount to be paid for manufacturing materials referred to in paragraph (e) of FAR 52-249-8, the amount shall be the reasonable value thereof, but not to exceed that portion of the Order price which is reasonably allocable to such materials.

         12.3     Excusable Delay

         If delivery of any Product cannot be made within one (1) month after the delivery date stated in the applicable Order due to a delay for which Seller would not be liable for excess costs under FAR 52.249-8
         (c) (an "excusable delay"), Buyer may, at anytime after Buyer becomes aware of such delay, cancel such Order with respect to any or all Products in accordance with FAR 52.249-8 as modified in Section 12.2 above, but without any liability on Buyer's part except to pay the Order price for delivered and accepted Products.

         12.4     Other

         Buyer may give written notice to Seller to cancel the whole or any part of an Order in the event of: (a) the suspension of Seller's business;
         (b) the insolvency of Seller; (c) the institution of reorganization, arrangement or liquidation proceedings by or against Seller; (d) the appointment of a trustee or receiver for Seller's property or business;
         (e) an assignment for the benefit or creditors of Seller, or (f) Seller's trustee in bankruptcy or Seller as debtor in possession not assuming such Order pursuant to a Federal Bankruptcy Court's approval within sixty (60) days after the bankruptcy petition was filed. Such cancellation shall be for default and the rights and obligations of the parties shall be determined as provided in Section 12.2, "Cancellation
         - Default."

         12.5     Seller Termination

         Promptly after Seller receives an Order and all applicable specifications, engineering drawings and the tools (or specifications for such tools if Seller is to manufacture or re-work the tools) needed to produce the Products specified in the Order, if Seller determines that any Product cannot physically be produced in accordance with the applicable Order by using those tools and machines in its possession then Seller may request Buyer's consent to cancel such order without liability on Seller's part. Said consent shall not be unreasonably withheld or delayed.

13.0     RESPONSIBILITY FOR PROPERTY

         On delivery to Seller or manufacture or acquisition by it of any materials, parts, tooling or other property, title to any of which is in Buyer, Seller shall assume the risk of and shall be responsible for any loss thereof or damage thereto. In accordance with the provisions of an Order, but in any event on completion thereof, Seller shall return such property to Buyer in the condition in which it was received except for reasonable wear and tear and except to the extent that such property has been incorporated in Products delivered under such Order or has been consumed in the normal performance of work under such Order.

14.0     LIMITATION OF SELLER'S RIGHT TO ENCUMBER ASSETS

         Seller warrants to Buyer that it has good title to all inventory, work-in-process, tooling and materials to be supplied by Seller in the performance of its obligations under any Order ("Inventory"), and that pursuant to the provisions of such Order, it will transfer to Buyer title to such Inventory, whether transferred separately or as part of any Product delivered under the Order, free of any liens, charges, encumbrances or rights of others. Seller further agrees that it shall not sell, assign, lease, transfer possession of, grant a security interest in, allow to be attached or seized on execution or otherwise, allow a financing statement describing the Inventory to be filed in favor of anyone other than Buyer, or in any other way dispose of or encumber any item of Inventory or any part thereof without the prior written approval of Buyer.


         15.0 PROPRIETARY INFORMATION AND ITEMS

         Each party hereto agrees to keep confidential and not disclose to any other person, corporation, or business organization all confidential, proprietary, and/or trade secret information received from the other party in connection with any Order (hereinafter Proprietary
         Information). Each party hereto further agrees to use Proprietary Information only for purposes necessary to the performance of an Order, provided that Buyer shall also have the right to use and disclose Proprietary Information for any purpose necessary to the testing, certification, use, sale, or support of any item delivered under an Order or any airplane including such an item, and provided further that any such disclosure by Buyer shall, whenever appropriate, include a restrictive legend suitable to the particular circumstances. For purposes of this Section, Proprietary Information shall:

         (a) not include information already in the public domain, or known to (as evidence by written records) and under the unrestricted control of the receiving party, when first received from the other party;

         (b) lose its status as Proprietary Information if, and as of the date when, it becomes part of the public domain through no wrongful or negligent act of the receiving party, is received by the receiving party without restriction from another who had the right to so disclose it, or is developed by the receiving party entirely independently of any disclosure from the other party; and

         (c) include only (i) information disclosed in written or other physically tangible form with an appropriate restrictive legend and (ii) information disclosed orally where the receiving party is notified of the proprietary nature of the information prior to such disclosure and the proprietary status of the orally disclosed information is confirmed to the receiving party by the other party within ten (10) working days of such disclosure in a writing which identified the person(s) making the disclosure and the place and date thereof, lists the names of the receiving party's employee(s) receiving such disclosure, and describes the information so disclosed.

         All documents and other tangible media (excluding Products) containing or conveying Proprietary Information and transferred in connection with an Order, together with any copies thereof, are and remain the property of the transmitting party and shall, except to the extent that they are needed by Buyer for the purpose of testing, certifying, using, selling, or supporting an item delivered under an Order or an airplane containing such an item, be promptly returned, or at the option of the transmitting party destroyed, upon the written request of the transmitting party. Neither the existence of this Agreement nor the disclosure of Proprietary Information or any other information hereunder shall be construed as granting expressly, by implication, by estoppel, or otherwise a license under any invention or patent.-now or hereafter owned or controlled by the transmitting party. No disclosure or receipt of Proprietary Information or any other information by either party under this Agreement will constitute or be construed as a representation, warranty, assurance, guarantee or inducement by either party to the other with respect to any infringement of the patent rights of another.

         The obligations of each of the parties hereto with respect to Proprietary Information disclosed hereunder prior to the completion, termination, or cancellation of this Agreement shall not, except as expressly set forth herein, be affected by such completion, termination, or cancellation.

         Notwithstanding the restrictions on disclosure set forth hereinabove, either party to this Agreement may disclose Proprietary Information to its lower tier subcontractors as necessary in connection with Orders, provided that each such subcontractor first assumes by written agreement all of the obligations imposed on a receiving party under this Agreement relative to such Proprietary Information.

16.0     COMPLIANCE WITH LAWS

         Contractor shall be responsible for complying with all laws, including, but not limited to, any statute, rule, regulation, judgment, decree, order, or permit applicable to its performance under this Contract and agrees to indemnify and to hold harmless Boeing from any failure by Contractor to comply with any provisions of such laws. Contractor further agrees (1) to notify Boeing of any obligation under this contract which is or may be prohibited under applicable law, at the earliest opportunity but in all events sufficiently in advance of Contractor's performance of such obligation so as to enable the identification of alternative methods of performance, (2) to notify Boeing at the earliest possible opportunity if Contractor's performance of any aspect of its obligations under the Contract will subject Boeing to liability under applicable laws, and (3) to notify Boeing at the earliest possible opportunity of any aspect of its performance which becomes subject to additional regulation after the date of execution of this Contract or which Contractor reasonably believes will become subject to additional regulation during the period of this Contract.

17.0     INFRINGEMENT

         Seller shall indemnify, defend, and save Buyer and Customers harmless from all claims, suits, actions, awards (including but not limited to awards based on intentional infringement of patents known to Seller at the time of such infringement and exceeding actual damages and/or including attorneys' fees and costs), liabilities, damages, costs and attorneys' fees related to the actual or alleged infringement of any United States or foreign intellectual property right (including but not limited to any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information or documents) and arising out of the manufacture, sale or use of Products by Buyer or Customers. Buyer and/or Customers shall duly notify Seller of any such claim, suit or action; and Seller shall, at its own expense, fully defend such claim, suit or action on behalf of Buyer and/or Customers. Seller shall have no obligation under this section with regard to any infringement arising from: (i) Seller's compliance with formal specifications issued by Buyer where infringement could not be avoided in complying with such specifications or (ii) use or sale of Products in combination with other items when such infringement would not have occurred from the use or sale of those Products solely for the purpose for which they were designed or sold by Seller. For purposes of this section only, the term Customer shall not include the United States Government; and the term Buyer shall include The Boeing Company (Boeing) and all Boeing subsidiaries and all officers, agents, and employees of Boeing or any Boeing subsidiaries.

18.0     BUYER'S RIGHTS IN SELLER'S INVENTIONS

         As a part of this Order and without any additional compensation to Seller, Buyer shall own all right, title, and interest in and to all inventions, discoveries, and improvements (hereinafter "Inventions"), whether or not patentable, which are conceived, developed, or first reduced to practice by Seller's agents, employees, or independent contractors (hereinafter "Personnel") on behalf of Seller, either alone or with others, provided such Inventions relate directly to the subject matter with which Seller's work for Buyer hereunder is concerned and are made while Seller's Personnel are assigned to perform services under this Order, and irrespective of whether or not such Inventions are conceived, developed, or first reduced to practice during working hours. Seller and Seller's Personnel shall (1) disclose such Inventions to Buyer promptly and in written detail, (2) assist Buyer in obtaining patent protection for all such Inventions in the United States and any foreign countries specified by Buyer, (3) assign all patent rights in such Inventions to Buyer or its designee forthwith and without charge, and (4) execute all instruments and render all such assistance as may reasonably be required in order to protect the rights of Buyer or its designee in such inventions. Seller shall also require its Personnel who are to perform services under this Order to execute appropriate agreements which obligate such Seller Personnel to Buyer with respect to such Inventions to the same extent that Seller is obligated to Buyer under this paragraph, and copies of such agreements shall be furnished to Buyer upon request.


19.0     BUYER'S  RIGHTS IN SELLER'S WORK PRODUCT

         Upon payment of equitable compensation to Seller, Buyer shall own all right, title and interest in and to all work product generated by Seller in the performance of this Order including, without limitation, all designs, drawings, data, models, prototypes, reports, specifications, and computer programs. Subject to the foregoing, copies of such work product shall be made available to Buyer upon request at any time, and all tangible embodiments of such work product shall, at the option of Buyer, be delivered to Buyer upon the completion or termination of this Order.

20.0     BUYER'S  RIGHTS IN  SELLER'S PATENTS,  COPYRIGHTS, TRADE  SECRETS,  AND
         TOOLING

         Seller hereby grants to Buyer an irrevocable, nonexclusive, free, paid-up license to practice and/or use, and license others to practice and/or use on Buyer's behalf, all of Seller's patents, copyrights, trade secrets (including, without limitation, designs, processes, drawings, technical data and tooling), and tooling (hereinafter
         "Licensed Property") related to the development, production, maintenance or repair of Products. Buyer hereafter retains all its rights to use Licensed Property, but Buyer hereby covenants not to exercise such rights except in connection with the making, having made, using and selling of Products or products of the same kind, and then only in the event of any of the following:

         a. Seller discontinues or suspends business operations or the production of any or all of the Products;

         b. Seller is acquired by or transfers any or all of its rights to manufacture any Product to any third party, without first obtaining written consent from Buyer, said consent shall not be unreasonably withheld or delayed;

         c.    Buyer cancels this Agreement or any Order for cause;

         d.    Seller breaches this Agreement or any Order;

         e.    Seller  fails  to  deliver   Products  in  accordance  with  this
               Agreement or any Order;

         f. in Buyers judgement it becomes necessary, in order for Seller to comply with the terms of this Agreement or any Order, for Buyer to provide support to Seller (in the form of design, manufacturing, or on-site personnel assistance) substantially in excess of that which Buyer normally provides to its suppliers;

         g. Seller's trustee in bankruptcy (or Seller as debtor in possession) fails to assume this Agreement and all Orders by formal entry of an order in the bankruptcy court within sixty
               (60) days after entry of an order for relief in a bankruptcy case of the Seller, and/or Buyer elects to retain its rights to Licensed Property pursuant to section 365(n)(1)(B) of the United States Bankruptcy Code (the "Bankruptcy Code"), 11 U.S.C. 101-1330;


         h. Seller is at any time insolvent (whether measured under a balance sheet test or by the failure to pay debts as they come due) or the subject of any insolvency or debt assignment proceeding under state or nonbankruptcy law; or

         i. Seller voluntarily becomes a debtor in any case under the Bankruptcy Code or, in the event an involuntary bankruptcy petition is filed against Seller, such petition is not dismissed within thirty (30) days,

         As a part of the license granted under this section, Seller shall, at the written request of Buyer and at no additional cost to Buyer, promptly deliver to Buyer any and all Licensed Property considered by Buyer to be necessary to satisfy Buyer's production requirements for Products and products of the same kind.

21.0     NOTICES

         21.1     Addresses

         Notices and other communications shall be given in writing by personal delivery, United States mail, telex, Teletype, telegram, facsimile, or cable addressed to the respective party as follows:

         To Buyer:        BOEING COMMERCIAL AIRPLANE GROUP MATERIEL
                          DIVISION
                          P.O. Box 3707
                          Seattle, Washington 98124-2207
                          Attention: Buyer:
                          Mail Stop:

         To Seller:       Leonard's Metals Inc.
                          3030 Highway 94
                          St. Charles, MO 63301

                          Attention:Contracts

         21.2     Effective Date

         The date on which any such communication is received by the addressee is the effective date of such communication.

         21.3     Approval or Consent

         With respect to all matters subject to the approval or consent of either party, such approval or consent shall be requested in writing and is not effective until given in writing. With respect to Buyer, authority to grant approval or consent is limited to Buyer's Materiel Representative.

22.0     PUBLICITY

         Seller may not, and shall require that its subcontractors and suppliers of any tier may not, cause or permit to be released any publicity, advertisement, news release, public announcement, or denial or confirmation of the same, in whatever form, regarding any aspect of any Order without Buyer's prior written approval.

23.0     FACILITIES

         Seller shall bear all risks of providing adequate facilities and equipment to perform each Order in accordance with the terms thereof. If any contemplated use of government or other facilities or equipment is not permitted by the government or is not available for any other reason, Seller shall be responsible for arranging for equivalent facilities and equipment at no cost to Buyer. Any failure to do so does not excuse any deficiencies in Seller's performance or affect Buyer's right to cancel under Section 12.2, "Cancellation- Default," or under any provision of law.

24.0     SUBCONTRACTING

         Seller may not procure any Product, as defined in the applicable Order, from a third party in a completed or a substantially completed form without Buyer's prior written consent.

         No raw material may be incorporated in a Product (a) unless procured from a Buyer approved source or (b) unless Buyer has surveyed and qualified Seller's receiving inspection personnel and laboratories to test the specified raw materials. Seller may request in writing, that Buyer survey and qualify additional sources of raw materials. No waiver of survey and qualification requirements will be effective unless granted by Buyer's Engineering and Quality Control Departments, Utilization of a Buyer-approved raw material source does not constitute a waiver of Seller's responsibility to meet all specification requirements.


25.0     NOTICE OF LABOR DISPUTES

         Seller shall immediately notify Buyer of any actual or potential labor dispute that may disrupt the timely performance of an Order. Seller shall include the substance of this Section, including this sentence, in any subcontract relating to an Order if a labor dispute involving the subcontractor would have the potential to delay the timely performance of such Order, Each subcontractor, however, shall only be required to give the necessary notice and information to its next higher-tier subcontractor.

26.0     ASSIGNMENT

         Each order shall inure to the benefit of and be binding on each of the parties hereto and their respective successors and assigns, provided however, that no assignment of any rights or delegation of any duties under such order is binding on Buyer unless Buyer's written consent has first been obtained. Notwithstanding the above, Seller may assign claims for monies due or to become due under any Order provided that Buyer may recoup or setoff any amounts covered by any such assignment against any indebtedness of Seller to Buyer, whether arising before or after the date of the assignment or the date of this Agreement, and whether arising out of any such Order or any other agreement between the parties.

         Buyer may settle all claims arising out of any Order, including termination claims, directly with Seller. Buyer may unilaterally assign any rights or title to property under the Order to any wholly-owned subsidiary of The Boeing Company.

 27.0    RELIANCE

         Seller acknowledges that Seller is an expert in all phases of the work involved in producing and supporting the Products, including but not limited to the designing, testing, developing, manufacturing, improving, overhauling and servicing of the Products. Seller agrees that Buyer and Buyer's customers may rely on Seller as an expert, and Seller will not deny any responsibility or obligation hereunder to Buyer or Buyer's customers on the grounds that Buyer or Buyer's customers provided recommendations or assistance in any phase of the work involved in producing or supporting the Products, including but not limited to Buyer's acceptance of specifications, test data or the Products, except where (i) Seller has given Buyer written notice that Seller objects to a particular requirement and states the specific reasons for such objection, and (ii) Buyer, in its sole discretion, determines that the objection is valid, and not withstanding such validity, requests Seller to go forward with the requirement. If the Product fails to conform to the Order for the reasons stated in the Seller's written objection, Seller' shall not be in default under the terms of this Agreement as a result of such failure.

28.0     NON-WAIVER

         The failure of either party at any time to enforce any provision of an Order does not constitute a waiver of such provision or prejudice such party's right to enforce such provision at any subsequent time.

29.0     HEADINGS

         Article and Section headings used in this Agreement are for convenient reference only and do not affect the interpretation of the Agreement.

30.0     PARTIAL INVALIDITY

         If any provision of any Order is or becomes void or unenforceable by force or operation of law, the other provisions shall remain valid and enforceable.

31.0     APPLICABLE LAW; JURISDICTION

         Each Order, including all matters of construction, validity and performance, shall in all respects be governed by, and construed and enforced in accordance with, the law of the State of Washington as applicable to contracts entered into and to be performed wholly within such State between citizens of such State, without reference to any rules governing conflicts of law. Seller hereby irrevocably consents to and submits itself to the jurisdiction of the Superior Court for King County, State of Washington and to the jurisdiction of the United States District Court for the Western District of Washington for the purpose of any suit, action or other judicial proceeding arising out of or connected with any Order or the performance or subject matter thereof, Seller hereby waives and agrees not to assert by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that (a) Seller is not personally subject to the jurisdiction of the above-named courts, (b) the suit, action or proceeding is brought in an inconvenient forum or (c) the venue of the suit, action or proceeding is improper.


32.0     AMENDMENT

         Oral statements and understandings are not valid or binding. Except for the provisions of Section 10.0, "Changes," of this Agreement and
         Section 5.0, "Changes," of the Special Business Provisions, any Order may not be changed or modified except by a writing signed by both parties.

33.0     LIMITATION

         Seller may not (except to provide an inventory of Products to support delivery acceleration and to satisfy reasonable replacement and Spares requirements) manufacture or fabricate Products or procure any goods in advance of the reasonable flow time required to comply with the delivery schedule in the applicable Order. Notwithstanding any other provision of an Order, Seller is not entitled to any equitable adjustment or other modification of such Order for any manufacture, fabrication, or procurement of Products not in conformity with the requirements of the Order, unless Buyer's written consent has first been obtained. Nothing in this Section shall be construed as relieving seller of any of its obligations under the order.

34.0     TAXES

         34.1     Inclusion of Taxes in Price

         Subject to the provisions of Section 33.4 herein, and unless otherwise provided herein, all taxes, including but not limited to federal, state and local income taxes, value added taxes, gross receipt taxes, property taxes, and custom duties taxes are deemed to be included in the Order price, except applicable sales or use taxes on sales to Buyer ("Sales Taxes") for which Buyer has not supplied a valid exemption certificate and personal property taxes.

         34.2 Litigation

         In the event that any state or local taxing authority has claimed or does claim payment for Sales Taxes, property or other/taxes, (other than income) not included in the invoice price for the Order, Seller shall promptly notify Buyer, and Seller shall take such action as Buyer may direct to pay or protest such taxes (including all penalties, interest and other additions to such taxes) or to defend against such claim. The actual and direct expenses (including all professional fees and expenses incurred by Seller), without the addition of profit and overhead, of such defense and the amount of such taxes (including all penalties, interest and other additions to such taxes) as ultimately determined as due and payable shall be paid directly by Buyer or reimbursed to Seller. If Seller or Buyer is successful in defending such claim, the amount of such taxes recovered by Seller, which had previously been paid by Seller and reimbursed by Buyer or paid directly by Buyer, shall be refunded to Buyer.

         34.3     Rebates

         If any taxes paid by Buyer are subject to rebate or reimbursement, Seller shall take the necessary actions to secure such rebates or reimbursement and shall promptly refund to Buyer any amount recovered less the actual and direct expenses of obtaining such rebate or reimbursements.

         34.4     Payment of Taxes on Tooling

         Any taxes applicable to the tooling being acquired by Buyer under this Order will be paid by Seller to the appropriate government taxing authority except that Buyer shall reimburse Seller for all personal property taxes applicable to the Tooling after receipt by Buyer of Seller's invoice for such taxes from Seller for the amount of tax imposed by the state or local taxing authority.

35.0     FOREIGN PROCUREMENT OFFSET

         With respect to work covered by the Order, Seller shall use its best efforts to cooperate with Buyer in the fulfillment of any foreign offset program obligation that Buyer may have accepted as a condition of the sale of Buyer's product. In the event that Seller solicits bids and/or proposals for, or procures or offers to procure any goods or services relating to the work covered by an Order form any source outside of the United States, Buyer shall be entitled, to the exclusion of all others, to all industrial benefits and other "offset" credits which may result from such solicitations, procurements or offers to procure. Seller agrees to take any actions that may be required on its part to assure that Buyer receives such credits. Seller further agrees to report to Buyer any such foreign procurement activity if and when required by the Section identified as "Foreign Procurement Report," of the Special Business Provisions, as revised from time to time by Buyer.

36.0     ENTIRE AGREEMENT/ORDER OF PRECEDENCE

         36.1     Entire Agreement

         The Order sets forth the entire agreement, and supersedes any and all other agreements, understandings and communications between Buyer and Seller related to the subject matter of an Order.

         36.2     Incorporated by Reference

         In  addition  to  the  documents  previously   incorporated  herein  by
         reference, the documents listed below are by this reference made a part of this Agreement:

         A.       Engineering  Drawing  by  Part  Number   and  Related  Outside
                  Production Specification Plan (SPCO),

         B. Any other exhibits or documents agreed to by the parties to be a part of this Agreement,

36.3     Order of Precedence

         In the event of a conflict or inconsistency between any of the terms of the following documents, the following order of precedence shall control:

         A.       Special Business Provisions (Excluding E below)

         B. General Terms Agreement (Excluding the documents listed in D and F below)

         C.       Order (Excluding references to A and B above)

         D.       Engineering  Drawing  by  Part  Number  and   Related  Outside
                  Production Specification Plan (SPCO),

         E.       Administrative Agreement (If Required)

         F. Any other exhibits or documents the parties agree shall be part of the Agreement.

         36.4     Disclaimer

         Unless otherwise specified on the face of the applicable Order, any CATIA Dataset or translation thereof (each or collectively "Data) furnished by The Boeing Company is furnished as an accommodation to Seller. It is the Seller's responsibility to compare such Data to the comparable two dimensional computer aided design drawing to confirm the accuracy of the Data.

         BUYER HEREBY DISCLAIMS, AND SELLER HEREBY WAIVES, ALL WARRANTIES AND LIABILITIES OF BUYER AND ALL CLAIMS AND REMEDIES OF SELLER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY DEFECT IN ANY CATIA DATASET OR TRANSLATION THEREOF, INCLUDING, WITHOUT LIMITATION, ANY (A) IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE OR FOR A PARTICULAR PURPOSE, (B) ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING OR PERFORMANCE OR USAGE OF TRADE, (C) RECOVERY BASED UPON TORT, WHETHER OR NOT ARISING FROM BUYER'S NEGLIGENCE, AND (D) ANY RECOVERY BASED UPON DAMAGED PROPERTY, OR OTHERWISE BASED UPON DAMAGED PROPERTY, OR OTHERWISE BASED UPON LOSS OF USE OR PROFIT OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES.

EXECUTED in duplicate as of the date and year first written above by the duly authorized representatives of the parties.


THE BOEING COMPANY                           LEONARD'S METAL, INC.
by and through its division
Boeing Commercial Airplane Group


 /s/ Stan W. Rose                              /s/ Ronald S. Saks
Name:  Stan W. Rose                          Name:   Ronald S. Saks

Title:  Manager                              Title:  President

Date:   3-12-93                              Date:   3-8-93

                           SPECIAL BUSINESS PROVISIONS


                                     between


                               THE BOEING COMPANY


                                       and


                             LEONARD'S METALS, INC.


                               Number DP-PLR-1131A

                                TABLE OF CONTENTS


1.0      Definitions........................................................  2

2.0      Purchase order note................................................  2

3.0      Prices.............................................................  3

3.1      Firm Fixed Prices..................................................  3

3.2      Manufacturing Configuration Baseline...............................  3

3.3      Packaging..........................................................  3

3.4      Tool Storage.......................................................  3

4.0      Purchase Order Issuance............................................  4

5.0      Changes............................................................  4

5.1      Changes At No Cost.................................................  4

5.2      Changes Subject to An Equitable Adjustment.........................  5

5.3      Changes to the Statement of Work...................................  6

5.4      Computation of Equitable Adjustment................................  6

5.5      Planning Schedule..................................................  6

6.0      Termination Liability..............................................  6

7.0      Expenditure Authorization..........................................  7

8.0      Payment............................................................  7

8.1      Recurring Costs....................................................  7

8.2      Non-Recurring Costs................................................  7

9.0      Product Assurance..................................................  7

9.1      Governing Document.................................................  7

10.0     Cost Performance Visibility........................................  8

11.0     Grant Of License...................................................  8

11.1     Licensed Property..................................................  8

11.2     Consideration......................................................  8

                                TABLE OF CONTENTS
                                   (Continued)

11.3     Title Transfer.....................................................  8

12.0     Spares and Shortflow Production Pricing............................  8

12.1     Aircraft On Ground (AOG)/Critical Spares, Short Flow...............  9

12.2     Expedite Spare (Class 1) and Short Flow Production.................  9

12.3     Special Handling...................................................  9

13.0     Buyer Furnished Material (where applicable)........................ 10

14.0     Foreign Procurement Report......................................... 10

15.0     Status Reports..................................................... 10


Attachment 1        Work Statement and Pricing                               14
Attachment 2        Planning Schedule                                        15
Attachment 3        Foreign Procurement Report                               16
Attachment 4        Rates and Factors                                        17
Attachment 5        Termination Liability Curve                              18
Attachment 6        Incremental Lot Release                                  19
                    Schedule Plan

                           SPECIAL BUSINESS PROVISIONS


THESE SPECIAL BUSINESS PROVISIONS ("SBP") are entered into as of August 30, 1990 by Leonard's Metals, Inc. a Missouri corporation with its principal office in St. Charles, Missouri ("Seller"), and Boeing Commercial Airplane Group, a division of The Boeing Company, a Delaware corporation with its principal office in Seattle, Washington ("Buyer").

RECITALS

A.       Buyer  and  Seller   entered  into  a  General  Terms   Agreement  (the
         "Agreement") dated August 30, 1990 for the sale by Seller and purchase by Buyer of Products.

B. Buyer and Seller desire to enter into another agreement to include these Special Business Provisions relating to the sale by Seller and purchase by Buyer of the Products.

Now, therefore, in consideration of the mutual covenants set forth herein, the parties agree as follows:

                           SPECIAL BUSINESS PROVISIONS

1.0      DEFINITIONS

         The definitions used herein shall be the same as used in the Agreement. In addition, the term "Rate Tool Capacity" shall mean the quantity of tooling required to support a production rate not to exceed 21 shipsets per month on the 737, 10 shipsets per month on the 747, 14 shipsets per month on the 757, 10 shipsets per month on the 767, 7 shipsets per month on the 777, and the term "Initial Order" shall mean the order as it first exists, prior to Amendment or Change.

2.0      PURCHASE ORDER NOTE

         The following note shall be contained in any Order to which these Special Business Provisions are applicable:

         This Order is subject to and incorporates by this reference the Special
         Business  Provisions   DP-PLR-1131A  between  The  Boeing  Company  and
         Leonard's Metals, Inc. dated August 30, 1990.

         Each Order bearing such note shall be governed by and be deemed to include the provisions of these Special Business Provisions.

3.0      PRICES

3.1      Firm Fixed Prices

         Except as otherwise provided herein, the prices and period of performance of Products to be delivered under this contract are listed in Attachment 11111 which by this reference are incorporated herein and are firm fixed prices in United States dollars, F.0.B. Seller's Plant. In addition, the pricing for all "curtain track" and "hammer form" Products reflect a minimum buy quantity for all orders excluding AOG, The minimum order buy quantity for "curtain track" Products is five (5) each. The minimum buy quantity for "hammer form" Products is ten (10) each.

3.2      Manufacturing Configuration Baseline

         Unit pricing for each part number shown in Attachment reflects the latest revisions of the Engineering Drawings and outside Production Specification Plans (OPSP's) at the time of the signing of these Special Business Provisions.

3.3      Packaging

         The prices shown in Attachment 1 do include packaging costs. Packaging shall be furnished by the Seller. If necessary, Seller may repair or furnish additional packaging upon approval by Buyer of Seller's price proposal for such repair or additional packaging. Separate purchase orders shall be released by Buyer to cover such expense (if applicable).

3.4      Tool Storage

         Seller shall be entitled to a tool storage fee of Six Hundred Dollars ($600.00) for each Hammer Die used on packages 08-115, 08-120 and 08-122 and stored at Seller"s facility in which Buyer fails to issue an Order for Products utilizing said die(s) on or before December 31, 1993. In addition, Seller shall be entitled to a tool storage fee as detailed above for each Hammer Die used on the aforementioned packages and stored at Seller's facility in which Buyer fails to issue an Order utilizing said die(s) during the period January 1, 1994 through December 31, 1998.

4.0      PURCHASE ORDER ISSUANCE

         Buyer and Seller agree that, in addition to other provisions of the order and in consideration of the prices set forth under Section 3.1, "Firm Fixed Prices," Buyer shall issue purchase orders for the Products listed in Attachment I'll' from time to time to Seller for Buyer's requirements, to be shipped at any scheduled rate of delivery, as determined by Buyer, but not to exceed the Rate Tool Capacity, and Seller shall sell to Buyer Buyer's requirements of such products, provided that, without limitation on Buyer's right to determine its requirements, Buyer shall not be obligated to issue any purchase orders for any given Product if:

         A.    Any of Buyer's customers specify an alternate product;

         B. Such Product is, in Buyer's reasonable judgment, not technologically competitive at any time. "Technologically competitive" shall be defined as significant changes to Product design, including materials, specifications or manufacturing processes which result in a reduced price or weight.

         C. Buyer gives reasonable notice to Seller of a change in any of Buyer's aircraft which will result in Buyer's no longer requiring such Product for such aircraft;

         D. Seller has materially defaulted in any of its obligations under any order, provided that Buyer has given Seller written notice of default and Seller has not cured said default within 10 days after receipt of Buyer's notice specifying the default; or

         E. Buyer reasonably determines that Seller cannot support Buyer"s requirements for Products in the amounts and within the delivery schedules Buyer requires.

5.0      CHANGES

5.1      Changes At No Cost

         Not withstanding the provision for an equitable adjustment in Section 10.0, "Changes," of the Agreement, Buyer may make the changes set forth in subsections 5.1.1, 5.1.2, and 5.1.3 without cost or change in the unit price stated in the applicable order.

5.1.1 Changes in the delivery schedule, including firing order and rate changes, if (a) the delivery date of the Product under such order is on or before the last date of the applicable period of performance as identified in Attachment "1" and (b) Buyer provides Seller with written notice of the changes.

         A. At least four (4) months prior to the first day of the month in which any acceleration in the delivery schedule is to take effect; and/or

         B. At least four (4) months prior to the first day of the month in which any deceleration in the delivery schedule is to take effect.

5.1.2    Changes  in  the  Tooling   required  to  support   delivery   schedule
         adjustments, including but not limited to production rate changes, that are in accordance with the Rate Tool Capacity.

5.1.3 Engineering change to incorporate Seller initiated production facility requirements to facilitate or improve Seller's manufacturing processes.

5.2      Changes Subject to An Equitable Adjustment

         An equitable adjustment in the price of any Product shall be made in accordance with Section 10.0, "Changes," of the Agreement if Buyer makes a change in the delivery schedule of such product under an order and:

         A. Such Product, although originally scheduled for delivery during the period of performance for the applicable package under such order as identified in Attachment "1", is delivered after the period of performance in accordance with such Order as changed; or

         B. Such products monthly rate exceeds the Rate Tool Capacity as stated in Section 1.0; or

         C.    Such  change  does not meet the  notice  requirements  of Section
               5.1.1 above; and,

Seller submits to Buyer a written request for an equitable adjustment within 180 days of receipt of the written change notice.

For purposes of this Section, the amount of the price adjustment for each product shall be determined by multiplying the original unit price plus any negotiated changes which are incorporated into the individual product price, excluding items such as amortization of tooling, amortization of schedule slides, amortization of set-up charges, etc. by three tenths of one percent (.3 of 1%) then multiplying that factor by the cumulative balance of the number of products previously scheduled in each successive month that falls outside the changes at no cost periods set forth in Section 5.1.1 above. No price adjustment shall be made for that portion of any delivery schedule change which falls inside the changes at no cost periods set for in Section 5.1.1.

5.3      Changes to the Statement of Work

         Buyer may direct Seller within the scope of the applicable order and in accordance with the provisions of Section 10.0, "Changes," of the Agreement to increase or decrease the work to be performed by the Seller in the manufacture of any Product. The equitable adjustment, if any, to be paid by Buyer to Seller for such change shall be computed in accordance with the provisions of Section 5.4.

5.4      Computation of Equitable Adjustment

         The Rates and Factors set forth in Attachment "4", which by this reference is incorporated herein, shall be used to determine the equitable adjustment, if any, (including equitable adjustments, if any, in the prices of Products to be incorporated in Derivative Aircraft), to be paid by Buyer pursuant to Section 10.0, "Changes," of the Agreement.

5.5      Planning Schedule

         The planning schedule, attached hereto as Attachment 11211 and by this reference incorporated herein, is a schedule to be used for planning production following the initial purchase order release. Such planning schedule shall not constitute a limitation on Buyers right to issue purchase orders to Seller for greater or lesser quantities or to specify different delivery dates as necessary to meet Buyers requirements for the products listed on Attachment "1". Such planning schedule shall be subject to adjustment from time to time. Any such adjustment shall not be deemed to be a change under Section 10.0, "Changes," of the Agreement.

6.0      TERMINATION LIABILITY

         When required by Buyer, Seller shall submit a time-phased Termination Liability Curve per Attachment 11511 attached hereto and by this reference incorporated herein. Notwithstanding any other provisions of this Agreement, Buyer's termination liability pursuant to Section 12 of the Agreement shall not exceed the amount established by the Termination Liability Curve for the date of termination, reduced by the amount of all payments made by Buyer for delivered Products, tooling or other goods or services furnished by the Seller pursuant to the Order or made by Buyer in settlement of any other claim made by Seller or any other party in connection with the performance of the order.

         At any point in time, whether or not Buyer requires Seller to submit a Termination Liability Curve, Buyer's termination liability shall be limited to the maximum value of scheduled production deliveries for twelve (12) months.

7.0      EXPENDITURE AUTHORIZATION

         When requested by Buyer, Seller shall submit a Lot Release Schedule Plan for approval, Seller's Lot Release Schedule Plan is included as Attachment 11611 hereto and is by this reference incorporated herein. Buyer's written authorization must be obtained prior to release of any lots. Expenditures incurred by Seller exceeding those authorized by the Lot Release Schedule shall be at Seller's risk and expense.

8.0      PAYMENT

8.1      Recurring Costs

         Payment shall be net thirty (30) days, Payment due dates, including discount periods, shall be computed from (a) the date of receipt of the Product, (b) the date of receipt of a correct invoice or (c) the scheduled delivery date of such Product, whichever is last, up to and including the date Buyer's check is mailed. Unless freight and other charges are itemized, any discount shall be taken on the full amount of the invoice. All payments are subject to adjustment for shortages, credits and rejections.

8.2      Non-Recurring Costs

         The total non-recurring price shall be paid by Buyer within the term discount period or thirty (30) calendar days (whichever is later) after receipt of both acceptable Products by Buyer and receipt of an acceptable invoice accompanied by a properly prepared Certified Tool List as specified in the M31-24 Document, "Boeing Supplier Tooling Manual." Invoices received with incorrect, improperly prepared or incomplete certified tool lists will be returned for correction prior to payment. Invoices shall be dated concurrent with, or subsequent to, shipment of the Products.

9.0      PRODUCT ASSURANCE

9.1      Governing Document

         Seller acknowledges that Buyer and the owner or operator of each aircraft manufactured by Buyer incorporating the Products must be able to rely on each Product performing as specified and that Seller will provide the required support services. Accordingly, the provisions of the Boeing Document M6-1124-3, "Boeing Designed, Sub-Contracted Products Manufacturers Warranty" are incorporated herein and by this reference are made a part hereof.

10.0     COST PERFORMANCE VISIBILITY

         Seller's Program Manager shall be responsible to provide all necessary cost support data, source documents for direct and indirect costs, and assistance at the Seller's facility for cost performance reviews performed by Buyers pursuant to any order referencing these Special Business Provisions. Copies of such data are to be made available within 72 hours of any request by Buyer. This data is required in addition to the cost data provided pursuant to Section 9.0 of the Agreement. All such information so obtained shall be treated as confidential in accordance with Section 15.0 of the Agreement.

11.0     GRANT OF LICENSE

11.1     Licensed Property

         For purposes of this Section, "Licensed Property" shall be deemed to mean all patents (including divisions, continuations or substitutions thereof), designs, specifications processes, tooling drawings, technical data and other information used in the development or production of Products.

11.2     Consideration

         In consideration for Buyer's agreement to pay and subsequent payment of certain non-recurring tooling, design, development and certification costs for the Products. Seller hereby grants to Buyer a present, royalty-free, nonexclusive license to use Licensed Property to make, have made, use and sell Products. Buyer shall have the right to exercise said license at no additional cost to Buyer: (a) upon termination of this Order for any reason; or (b) at any time after five years from the date of this order.

11.3     Title Transfer

         At any time following the exercise of the license granted herein, Buyer shall have the right to require Seller at no additional cost to Buyer to transfer to Buyer the title to and possession of all tooling, fixtures, die and jigs used by Seller or Seller's subcontractors in the development or production of Products.

12.0     SPARES AND SHORTFLOW PRODUCTION PRICING

         Except as set forth in subsections 12.1 and 12.2 below, the price for Spare(s) shall be the same as the production price for the Products as listed on Attachment "1" in effect at the time the Spare(s) are ordered. POA parts shall be priced so that the sum of the prices for all POA parts of an End Item Assembly equals the 10 applicable recurring portion of the price of the End Item Assembly.

12.1     Aircraft On Ground (AOG)/Critical Spares, Short Flow
         Production Requirements less than or equal to 4 Weeks Leadtime

         The AOG is the highest priority category utilized by Buyer for spare parts procurement. This classification will be assigned part requirements for actual grounded aircraft. The Seller will provide delivery commitments within one (1) hour after receipt of the requirements. The Critical priority classification is assigned spares requirements which are urgently needed by a customer or Buyer although no actual AOG condition exists, an AOG condition is imminent or a work stoppage may result from this Critical condition. The Seller will provide delivery commitments within one (1) working day after receipt of the requirements.

         The Seller is required to support  AOG/Critical Spares on a twenty-four
         (24) hour day basis, seven (7) day week and with maximum use of overtime. Premium transportation is authorized. The price for Aircraft On Ground (AOG)/Critical Spares and short flow production requirements as defined herein shall be the price for such Products listed on Attachment "1" in effect when such Spares are ordered multiplied by a factor of 1.07 plus outside processing costs. For Hammer Form parts, Seller shall be entitled to an additional $250.00/lot expedite fee. In addition, Seller shall be entitled to a $200.00/lot charge to pour a lead top, as required.

12.2     Expedite Spare (Class 1) and Short Flow Production
         Requirements with Leadtime of Greater than 4 Weeks but Less Than or Equal to 8 Weeks

         The Expedite Spare classification is used to identify spares requirements that require delivery in less than normal reorder lead time (ROLT). Manufacturing efforts will be based on a two (2) shift day basis, six (6) day week. The price for Expedite Spares and short flow production requirement, as defined herein, shall be the price for such Products listed on Attachment "1" in effect when such Spares are ordered multiplied by a factor of 1.05 plus outside processing costs. Expedite action will be taken only if necessary to meet Buyer's required date.

12.3     Special Handling

         The price for all effort associated with the production handling and delivery of Spare(s) is deemed to be included in the price for such Spare(s). When Buyer directs delivery of Spare Parts to an F.O.B. point other than Seller's plant, however, Buyer shall reimburse Seller for shipping charges, including insurance, paid by Seller from the plant to the designated F.O.B. point. Such charges shall be shown separately on all invoices.

13.0     BUYER FURNISHED MATERIAL   (WHERE APPLICABLE)

         It is the responsibility of the Seller to provide notice to the Buyer of required on-dock dates for all raw material to ensure production continuity, Seller's notice shall provide Buyer with sufficient time to allow Buyer to competitively bid the raw material if so desired.

         Material  furnished to Supplier  shall be  administered  per the Bonded
         Stores Agreement between the parties. Updates on the status of all Buyer furnished raw material shall be submitted quarterly by the Seller to Buyer.

14.0     FOREIGN PROCUREMENT REPORT

         The Foreign Procurement Report to Buyer required by Section 35.0, "Foreign Procurement offset," of the Agreement is to be provided on the Foreign Procurement Report form, Attachment "3" hereto, in accordance with instructions provided therein. Such document is by this reference made a part hereof. The semi-annual reporting periods shall be January 1 to June 30 and July 1 to December 31. The reports shall be submitted on the 1st of August and the 1st of February respectively.

15.0     STATUS REPORTS

         Seller shall update and submit, as a minimum, monthly status reports using a method mutually agreed upon by the Buyer and Seller. Seller shall also submit monthly status reports using Boeing's Vendor Follow-Up Report.

         For all first run programs, Seller shall provide to Buyer a milestone chart identifying the following:

         (a)      Raw material schedule, including;

                  (i)      purchase order number and date,

                  (ii)     order quantity and delivery schedule

         (b)      Planning and Programming start and completion;

         (c)      Tooling manufacture start and completion;

         (d)      Machining start and completion by operation;

         (e)      outside processing by operation and subcontractor;

         (f)      First article completion date; and,

         (g)      Production lot release plan.

EXECUTED in duplicate as of the date and year first set forth above by the duly authorized representatives of the parties.


THE BOEING COMPANY                           LEONARD'S METALS, INC.
By and Through its Division
Boeing Commercial Airplane Group

  /s/ Stan W. Rose                             /s/ Ronald S. Saks
Name: Stan W. Rose                           Name: Ronald S. Saks

Title: Manager                               Title:  President

Date:  3-12-93                               Date:   3-8-93

                                                            ATTACHMENT "1" TO
                                                  SPECIAL BUSINESS PROVISIONS
                                                               (REQUIREMENTS)


                           WORK STATEMENT AND PRICING

The price and period of performance for Products to be delivered under this contract shall be as follows:



NOTE: ALL PRODUCTS, CORRESPONDING PRICING AND THE APPLICABLE PERIOD OF PERFORMANCE FOR SAID PRODUCTS, TO BE PURCHASED BY THE SHEET METAL/OFFLOAD GROUP ARE IDENTIFIED AND MAINTAINED IN A SHEET METAL PRICING CATALOG IDENTIFIED AS LEONARD'S METALS, INC. ATTACHMENT TO SBP DP-PLR-1131A WHICH IS HEREBY INCORPORATED AND MADE A PART HEREOF BY THIS REFERENCE. SAID CATALOG SHALL BE AMENDED AS DEEMED NECESSARY BY THE PARTIES BUT NO LESS THAN SEMIANNUALLY. ALL PRICING IN THE AFOREMENTIONED CATALOG IS FIRM FIXED PRICE FOR DELIVERIES THROUGH THE APPLICABLE TIME FRAME, EXCEPT AS NOTED HEREIN IN SECTION 3.0 "PRICES".

PLEASE NOTE: THE EXTENDED AMOUNTS SHOWN IN THIS ATTACHMENT ARE BASED UPON ESTIMATED USAGE RATES AND ARE USED AS A GUIDE ONLY. ANY ESTIMATE OF PRESENT OR FUTURE REQUIREMENTS PROVIDED TO SELLER BY BUYER IS NOT TO BE CONSIDERED AS A COMMITMENT OF BUYER'S ACTUAL PURCHASE REQUIREMENTS. EXTENDED AMOUNTS ARE NOT GUARANTEED TO BE ACTUALLY AWARDED, IN WHOLE OR IN PART, BY BUYER TO SELLER.

                                                              ATTACHMENT "2" TO
                                                    SPECIAL BUSINESS PROVISIONS
                                                                 (REQUIREMENTS)

                                PLANNING SCHEDULE

The following Airplane model mix and rate are forecasted for year 1992-1996.


Model Mix           1992          1993         1994        1995        1996
737                 14            14           17          17          17
747                 5             5            5           5           5
757                 8.5           8.5          8.5         7.0         7.0
767                 5             5            5           5           5
777                 1             2            3           5           5

  TOTAL             33.5          34.5         38.5        39.0        39.0

                                                              ATTACHMENT "3" TO
                                                    SPECIAL BUSINESS PROVISIONS
                                                                 (REQUIREMENTS)

                         FOREIGN PROCUREMENT REPORT FORM
                               (Seller to Submit)
                            (Reference Section 14.O)

                                                             ATTACHMENT "4" TO
                                                   SPECIAL BUSINESS PROVISIONS
                                                                (REQUIREMENTS)

                                RATES AND FACTORS


The following Rates and Factors, which are reflective of the proposed values identified in Attachment "1" of this document, shall contribute to the determination of equitable pricing for engineering changes, derivative aircraft, and option or follow-on pricing.


                                                                    Tool Fab
                                      Production                    & Rework
Direct Labor Rate                     $ 8.00/HR                     $13.00/HR
Manufacturing Burden                  $33.11/HR                     $33.11/HR
G&A (Gen. Admin. Exp.)                $10.07/HR                     $10.07/HR
Profit                                $ 5.82/HR                     $ 6.82/HR
         TOTAL                        $57.00                        $63.00

                                                            ATTACHMENT "5" TO
                                                  SPECIAL BUSINESS PROVISIONS
                                                               (REQUIREMENTS)

                           TERMINATION LIABILITY CURVE
                               (Seller to Submit)
                             (Reference Section 6.0)


In the event of termination or cancellation pursuant to Article 12.0 of the Agreement, Buyer shall not be obligated to pay Seller more than the Cumulative total amounts set forth below less payments previously made, for the month/quarter in which the termination notice is issued, as the amounts shall be amended from time to time.

                                 ($000 Omitted)

                          Nonrecurring        Nonrecurring
Year/Quarter              Cost                Cost                      Total
------------              ----                ----                      -----
_____ First               $                   $
_____ Second
_____ Third
_____ Fourth


_____ First               $                   $
_____ Second
_____ Third
_____ Fourth


_____ First               $                   $
_____ Second
_____ Third
_____ Fourth


TOTAL                     $____________       $_____________

                                                            ATTACHMENT "6" TO
                                                  SPECIAL BUSINESS PROVISIONS
                                                               (REQUIREMENTS)

                      INCREMENTAL LOT RELEASE SCHEDULE PLAN
                               (Seller to Submit)
                             (Reference Section 9.0)


A        Authorization Summary

         Non-recurring releases authorized in conjunction with the execution of the Contract are as summarized below. The non-recurring Price represents the baseline value to be used to determine change pricing adjustment per section 5.2 "Changes Subject to an Equitable Adjustment."


                           To Support
                           Production            Authorization       Dollar
Item                       Rate Of               Date                Amount



Contractor Use             ____S/S per           Execution of        ______
Tooling                    month                 Contract

Common Use Tools                                                     ______

Forging Dies                                                         ______

Other Non-Recurring                                                  ______
Work

Total Non-Recurring
Baseline Value                                                       ______

                                                           ATTACHMENT "6" TO
                                                 SPECIAL BUSINESS PROVISIONS
                                                              (REQUIREMENTS)


Recurring releases authorized in conjunction with execution of this Contract are herein summarized in shipset quantities.


Material                                          Quantity S/S


Metallic Raw Material

Non-Metallic Raw Material

Purchased Parts

Extrusions


Fabrication

Detail Parts


Assembly

B.       Lead Times

         Lead times for material, fabrication and assembly authorizations are as tabulated below in months prior to delivery of the first Shipset affected.

         Material                                                    Months

         Metallic Raw Material                                       TBD
         Non-Metallic Raw Material                                   TBD
         Castings/Forgings                                           TBD
         Purchased Parts                                             TBD
         Extrusions                                                  TBD

         Fabrication

         Detail Parts                                                TBD

         Assembly                                                    TBD

         Rate Tooling

         (Greater than the Baseline Shipsets per Month)              TBD

                                    REVISIONS


REV.

SYM                DESCRIPTION                   DATE                 APPROVAL

 1                INCORPORATE NEW CONTRACT       09-15-92
                  LANGUAGE L-71 (03-13-91)
                  TO SHEET METAL OFFLOAD
                  CONTRACTS